United States securities and exchange commission logo





                      September 8, 2021

       G. Douglas Hekking
       Chief Financial Officer
       USANA Health Sciences, Inc.
       3838 West Parkway Blvd.
       Salt Lake City, UT 84120

                                                        Re: USANA Health
Sciences, Inc.
                                                            Form 10-K for the
Fiscal Year Ended January 2, 2021
                                                            Filed March 2, 2021
                                                            File No. 001-35024

       Dear Mr. Hekking:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences